EXHIBIT 23




                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------



The Board of Directors
Bankers Corp:

We consent to incorporation by reference in Registration Statement Nos. 33-42104, 33-42105 and 33-94764 on Form S-8 of Bankers Corp. of our report dated January 31, 1997, except as to note 2, which is as of February 5, 1997, relating to the consolidated statements of condition of Bankers Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Bankers Corp.



                                               KPMG Peat Marwick LLP


Short Hills, New Jersey
March 25, 1997